Exhibit 99.1

FOR IMMEDIATE RELEASE                                              July 16, 2003
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For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
                       Reports Second Quarter 2003 Results

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     St. Louis, July 16, 2003 -- Maverick Tube Corporation  (NYSE:MVK) announced today its results for the quarter and six months ended June 30, 2003. The Company reported second quarter net income of $1.1 million, or $0.03 per share, compared to net income in the same quarter last year of $980,000, or $0.03 per share. For the first six months of fiscal 2003, the Company recorded net income of $1.3 million or $0.03 per share, compared to net income of $3.3 million, or $0.09 per share, in the prior year period. Included in net income for the six months ended June 30, 2002 is a gain of $518,000, from the disposal of discontinued operations. Net sales were $194.9 and $414.4 million, respectively, for the quarter and six months ended June 30, 2003, compared to net sales of $106.5 and $210.4 million for the quarter and six months ended June 30, 2002, respectively. Excluding the sales of our recent acquisitions (the tubular division of The LTV Corporation and SeaCAT Corporation), net sales would have been $146.8 million and $312.4 million for the quarter and six months ended June 30, 2003, respectively.

     Total tons of the Company's U.S. energy related products shipped during the second quarter increased to 143,591 tons, or 52%, compared to the second quarter of fiscal 2002. This increase was primarily due to a 27.5% increase in drilling rates in the U.S. during the quarter compared to the second quarter of fiscal 2002, with a 29% increase in gas related drilling and a 24% increase in oil related drilling. Energy shipments in Canada also increased to 47,176 tons, or 44.9% during the second quarter as compared to the comparable quarter in the prior year, with drilling levels increasing 41% from the second quarter of last year. Second quarter shipments of the Company's industrial products increased to 99,526 tons, or 103.9% compared to the second quarter of fiscal 2002. Without consideration of its recent acquisitions, energy shipments would have been up 42%, and industrial product shipments would have been 11.5% lower.

     Gregg Eisenberg, President and CEO said, "The rig count moved ahead by 14% in the U.S. since last quarter. However, drilling activity declined 59% in Canada since last quarter due not only to the expected seasonally slow nature of the second quarter, but also to the severity of the spring break-up which was deeper and more sustained than anticipated. In the U.S., competition from imports increased as they gained some market share but an inventory build helped us, as inventories became a customer again. The net effect of the supply factors generally offset one another, allowing domestic shipments to increase 47% over last year's rate and 38% over last quarter's rate."

     Eisenberg went on to say, "Maverick's energy revenues again performed very well in this improving environment. Our volumes moved up and we saw our pricing improve as well. With the anticipated decline in steel costs coming next quarter and the improvement in drilling already taking place in Canada, we are optimistic that profitability will accelerate over the balance of the year."


     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under "Risk Factors" and elsewhere in Maverick's Form 10-K for its year ended December 31, 2002.

                               - Table attached -

                            MAVERICK TUBE CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA
                   For the Second Quarter Ended June 30, 2003
        (In thousands, except rig count, tons shipped and per share data)
                                   (Unaudited)

                                             Second Quarter Ended June 30,        Six Months Ended June 30,
                                                 2003           2002(1)              2003           2002(1)
                                                 ----           -------              ----           -------
Average U.S. Rig Count                          1,028               806               964              812
Average Canadian Rig Count                        203               144               348              265

Tons shipped                                  294,033           179,371           620,704          363,854

Net sales                                    $194,925          $106,454          $414,363         $210,377
Gross profit                                   15,646            12,227            30,555           23,854
Restructuring costs (2)                             -                 -                 -              369
Income from operations                          3,861             2,514             6,457            6,596
Income from continuing operations
  before income taxes                           1,654             1,620             2,015            4,741
Income from continuing operations               1,063               980             1,305            2,819
Gain from disposal of
  discontinued operations (3)                       -                 -                 -              518
Net income                                     $1,063              $980            $1,305           $3,337

Basic earnings per share from
  continuing operations                         $0.03             $0.03             $0.03            $0.08
Basic earnings per share                        $0.03             $0.03             $0.03            $0.09

Diluted earnings per share from
  continuing operations                         $0.03             $0.03             $0.03            $0.08
Diluted earnings per share                      $0.03             $0.03             $0.03            $0.09

Weighted average number of
  shares deemed outstanding                42,285,174        37,974,412        41,924,714       35,762,074

Working capital                                                                  $249,879         $155,717
Property, plant and equipment-net                                                 185,578          168,079
Goodwill (4), (5) & (6)                                                           112,888           42,110
Total assets                                                                      643,845          442,783

Long-term debt                                                                    189,692          $31,572
Stockholders' equity                                                              358,603          340,121

Depreciation and amortization                                                     $11,020          $10,080

(1) Certain reclassifications have been made to prior year balances in order to conform to the current year presentation. The Company reclassified freight revenue previously classified in cost of goods sold to net sales for all periods presented. In addition, the Company adopted Statement of Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 62, Amendment of FASB Statement No. 13 and Technical Corrections." Accordingly, the Company reclassified the previously recognized extraordinary item from the early extinguishment of debt into continuing operations.

(2) During the fourth quarter of fiscal 2001, the Company decided to close the Longview, Washington facility and relocated most of that facility's production equipment to Hickman, Arkansas. During the first quarter of fiscal 2002, the Company incurred additional costs related to closing the facility of $681,000 and reversed $312,000 of the initial accrual primarily as a result of a decision to retain certain employees.

(3) On March 29, 2002, the Company completed the sale of its DOM assets for $8.1 million, consisting of cash in the amount of $1.3 million and the buyer's nine year secured promissory note for the balance. The Company guaranteed the $1.5 million asset-based line of credit of the buyer. In connection with the guarantees, the Company was granted liens and appropriate subrogation rights in the assets conveyed to the buyer. The Company recorded a $518,000 after-tax gain from discontinued operations.

(4) On February 28, 2003, the Company acquired SeaCAT Corporation. The results of SeaCAT's operations have been included in the consolidated financial statements since that date. SeaCAT is a supplier of specialized coiled tubing products for use in umbilicals that are used to control and service sub-sea oil and gas production facilities.

     The aggregate purchase price for SeaCAT was $21.1 million, consisting of $4.0 million cash, a $5.0 million subordinated note and 733,676 shares of Maverick common stock valued at $12.1 million. The value of the 733,676 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition. The purchase price could be increased by up to an additional $750,000 if SeaCAT achieves certain performance targets through 2005.

     The cost to acquire SeaCAT has been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The identification of intangible assets is subject to adjustment as additional information becomes available. The preliminary allocation resulted in acquired goodwill of $15.2 million.

(5) On December 31, 2002, the Company acquired the assets and certain liabilities of the tubular division of The LTV Corporation for $120.3 million. The results of the tubular division's operations have been included in the consolidated financial statements since that date. The tubular division principally produces and sells a full line of electrical conduit, line pipe and standard pipe products for the U.S. market.

     The costs to acquire the tubular division have been allocated to the assets acquired and liabilities assumed according to their estimated fair values. The final fixed asset appraisals, identification of intangible assets and the exit costs associated with the Company's rationalization plans are subject to adjustment as additional information become available. The preliminary allocation resulted in acquired goodwill of $54.6 million.

(6) On March 29, 2002, the Company acquired 100% of the outstanding stock of Precision Tube Holding Corporation. The results of Precision's operations have been included in the consolidated financial statements since that date. Precision is a supplier of coiled tubing products for use in down-hole well servicing and line pipe applications.

     The aggregate purchase price for the Precision Tube stock was $63.0 million, consisting of $60.7 million in cash (which includes an upward adjustment to reflect the cash on hand as of the closing date) and 200,000 shares of Maverick common stock valued at $2.3 million. The value of the 200,000 shares of common stock was determined based on the average closing price of Maverick's common stock for the two days prior to and after the announcement of the acquisition.

7/16/03